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                                                       EXHIBIT 3

               AMENDED AND RESTATED ENSYS ENVIRONMENTAL PRODUCTS, INC.
                              1995 STOCK INCENTIVE PLAN

                         NON-QUALIFIED STOCK OPTION AGREEMENT


50,661                                                        DECEMBER 30, 1996
NO. OF SHARES                                                     DATE OF GRANT


    In accordance with the Amended and Restated EnSys Environmental Products, Inc. 1995 Stock Incentive Plan (the "Plan"), EnSys Environmental Products, Inc. (the "Company") hereby grants to Richard C. Birkmeyer (the "Optionee") an option (the "Option") to purchase on or prior toAugust 1, 2005 (the "Expiration Date") all or any part of 50,661 shares (the "Option Shares") of "Stock" (as defined in Section 2 of the Plan) at a price of $0.19 per share of Stock in accordance with the schedule set forth in Section 1 hereof and subject to the terms and conditions set forth hereinafter and in the Plan. This Option does not qualify as an incentive stock option under Section 422 of the Internal Revenue Code of 1986, as amended, and consequently shall be treated as a non-qualified stock option for tax purposes.

1. VESTING OF OPTION. Subject to the provisions of Sections 4 and 5 hereof and the discretion of the board of directors of the Company to accelerate the vesting schedule hereunder, this Option shall become vested and exercisable with respect to the following number of Option Shares according to the timetable set forth below; provided, however, that no certificate representing fractional shares shall be issued and any resulting fractions of a share shall be ignored:


                                  Cumulative Number of Shares
    Date                        of Stock Available for Exercise
    ----                        --------------------------------
    12/30/96                              50,661



2. MANNER OF EXERCISE. The Optionee may exercise this Option only in the following manner: from time to time on or prior to the Expiration Date of this Option, the Optionee may give written notice to the Committee of Optionee's election to purchase some or all of the vested Option Shares purchasable at the time of such notice as determined in accordance with the vesting schedule set forth in Section 1 hereof. Said notice shall specify the number of shares of Stock to be purchased.

         (a) Payment of the purchase price for the Option Shares may be made by one or more of the following methods: (i) in cash, by certified or bank check or other instrument

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acceptable to the Committee; or (ii) in the form of shares of Stock that are not then subject to restrictions under any Company plan (subject to the Committee's discretion); or (iii) by the Optionee delivering to the Company a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company cash or a check payable and acceptable to the Company to pay the option purchase price; provided that in the event the Optionee chooses to pay the option purchase price as to provided, the Optionee and the broker shall comply with such procedures and enter into such agreements of indemnity and other agreements as the Committee shall prescribe as a condition of such payment procedure. Payment instruments will be received subject to collection.

         (b) The delivery of certificates representing the Option Shares will be contingent upon the Company's receipt from the Optionee of full payment therefor, as set forth above, and any agreement, statement or other evidence as the Company may require to satisfy itself that the issuance of Option Shares to be purchased pursuant to the exercise of Options under this Agreement and any subsequent resale of the shares of Stock will be in compliance with applicable laws and regulations.

         (c) If requested upon the exercise of this Option, certificates for shares may be issued in the name of the Optionee jointly with another person or in the name of the executor or administrator of the Optionee's estate.

         (d) Notwithstanding any other provision hereof or of the Plan, no portion of this Option shall be exercisable after the Expiration Date hereof.

    3. NON-TRANSFERABILITY OF OPTION. This Option shall not be transferable by the Optionee otherwise than by will or by the laws of descent and distribution and this Option shall be exercisable, during the Optionee's lifetime, only by the Optionee.

    4.   TERMINATION OF EMPLOYMENT.  If the Optionee's employment by the
Company or a Subsidiary (as defined in Section 1 of the Plan) is terminated, the period within which to exercise the Option shall be subject to the provisions set forth below. For this purpose, an approved leave of absence or a transfer of employment from the Company to a Subsidiary, from a Subsidiary to the Company or from a Subsidiary to another Subsidiary shall not be deemed a "termination of Optionee's employment."

         (a) TERMINATION FOR CAUSE. If any optionee's employment by the Company or its Subsidiaries has been terminated for Cause, any Stock Option held by such optionee shall immediately terminate and be of no further force and effect; provided, however, that the Board may, in its sole discretion, provide that such stock option can be exercised for a period of up to 30 days from the date of termination of employment or until the expiration of the stated term of the Option, if earlier.

         (b) OTHER TERMINATION. If the Optionee's employment terminates for any

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reason other than for Cause or death, the Optionee shall have the right to exercise the portion of this Option that has fully vested at any time until the Expiration Date to the extent that the Optionee was entitled to exercise the Option at the date of such termination. If the Optionee ceases to serve the Company due to death, this Option may be exercised at any time within one (1) year after the date of death by the Optinee's estate or by a person who acquired the right to exercise this Option by bequest or inheritance, but in any case only to the extent the Optionee was entitled to exercise this Option at the date of death. To the extent that the Optionee was not entitled to exercise the Option at the date of death, or to the extent the Option is not exercised within the time specified herein, this Option shall terminate. Notwithstanding the foregoing, this Option shall not be exercisable after the Expiration Date.

    5. CHANGE OF CONTROL. In the event of a "Change of Control" (as defined in Section 12 of the Plan), each Option will automatically become exercisable to the extent provided in Section 12 of the Plan, as in effect on the date of grant of this Option.

    6. OPTION SHARES. The Option Shares are shares of Stock of the Company as constituted on the date of this Option, which are subject to adjustment as provided in Section 3(b) of the Plan.

    7. NO SPECIAL EMPLOYMENT RIGHTS. This Option will not confer upon the Optionee any right with respect to continuance of employment by the Company or a Subsidiary, nor will it interfere in any way with right of the Optionee's employer to terminate the Optionee's employment at any time.

    8. RIGHTS AS A SHAREHOLDER. The Optionee shall have no rights as a shareholder with respect to any shares of Stock which may be purchased by exercise of this Option unless and until a certificate or certificates representing such shares are duly issued and delivered to the Optionee. Except as otherwise expressly provided in the Plan, no adjustment shall be made for dividends or other rights for which the record date is prior to the date such stock certificate is issued.

    9. TAX WITHHOLDING. No later than the date as of which part or all of the value of any of the Option Shares first becomes includable in the Optionee's gross income for Federal tax purposes, the Optionee shall make arrangements with the Company in accordance with Section 8 of the Plan regarding the payment of any Federal, state or local taxes required to be withheld with respect to the income.

    10. THE PLAN. In the event of any discrepancy or inconsistency between this Agreement and the Plan, the terms and conditions of the Plan shall control.

    11. MODIFICATION, EXTENSION AND RENEWAL OF OPTION. Subject to the terms and conditions of the Plan, the Board may modify, extend or renew an Option, or accept the surrender of an Option (to the extent not theretofore exercised), provided that no such modification of an Option which adversely affects the Optionee shall be made without the consent of the Optionee.

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    12.  MISCELLANEOUS.  Notices hereunder shall be mailed or delivered to the
Company at its principal place of business and shall be mailed or delivered to Optionee at the address set forth below or, in either case, at such other address as one party may subsequently furnish to the other party in writing.

                             ENSYS ENVIRONMENTAL PRODUCTS, INC.


                             By: /s/ Robert E. Finnigan
                                -----------------------------------------
                                  Member of the Compensation Committee of
                                   the Board of Directors of EnSys
                                   Environmental Products, Inc.



    Receipt of the foregoing Option is acknowledged and its terms and conditions are hereby agreed to:




                                  /s/ Richard C. Birkmeyer
                                  ---------------------------------------
                                       Optionee


Date: 12/30/96                  Address:
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